UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 3, 2018

GENERAL DYNAMICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-3671	13-1673581
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2941 Fairview Park Drive, Suite 100, Falls Church, Virginia	22042-4513
(Address of Principal Executive Offices)	(Zip Code)

(703) 876-3000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) by General Dynamics Corporation, a Delaware corporation (the “Company”) on February 12, 2018, the Company is party to an Agreement and Plan of Merger, dated as of February 9, 2018 (as amended, the “Merger Agreement”), with CSRA Inc., a Nevada corporation (“CSRA”), and Red Hawk Enterprises Corp., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, on March 5, 2018, Merger Sub commenced a tender offer to acquire all of the outstanding shares of CSRA’s common stock, par value $0.001 per share (the “Shares”), for $40.75 per Share, upon the terms and subject to the conditions set forth in the offer to purchase, dated March 5, 2018 (as amended or supplemented, the “Offer to Purchase”), and the related letter of transmittal (together with the Offer to Purchase, the “Offer”). Pursuant to Amendment No. 1 to the Merger Agreement, on March 20, 2018, the price offered by Merger Sub in the Offer was increased to $41.25 per Share, in cash without interest and less any applicable withholding taxes (the “Offer Price”).

The Offer expired at 11:59 p.m., New York City time, on Monday, April 2, 2018 (the “Expiration Date”) and was not extended. Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), informed the Company that, as of the Expiration Date, a total of 116,282,921 Shares (including 8,315,782 Shares subject to guaranteed delivery procedures as described in the Offer to Purchase) were validly tendered and not validly withdrawn, representing approximately 68.692% of the Shares then outstanding on a fully diluted basis (as determined pursuant to the Merger Agreement). On April 3, 2018, Merger Sub accepted for payment (such time of acceptance for payment, the “Acceptance Time”) and, on April 3, 2018, paid for, all such Shares validly tendered and not withdrawn pursuant to the Offer on or prior to the Expiration Date.

On April 3, 2018, Merger Sub exercised its option (the “Top-Up Option”) to purchase, at a price equal to $41.25 per Share, an aggregate number of additional Shares that, when added to the number of Shares owned by the Company and Merger Sub immediately prior to the exercise of the Top-Up Option (which for purposes of this calculation did not include Shares that had been tendered subject to guaranteed delivery procedures), resulted in Merger Sub owning one Share more than 90% of the outstanding Shares determined on a fully diluted basis. Later on April 3, 2018, the Company and Merger Sub then effected a short-form merger under Nevada law pursuant to which Merger Sub merged with and into CSRA, with CSRA surviving as a wholly owned subsidiary of the Company (the “Merger”).

The aggregate amount of consideration paid in connection with the exercise of the Top-Up Option was approximately $18.3 billion, consisting of approximately $0.4 million in cash plus the delivery of a promissory note by Merger Sub to CSRA with a one-year maturity, bearing a principal amount equal to approximately $18.3 billion and accruing simple interest at the rate of six percent (6%) per annum. The obligations under this promissory note automatically ceased to exist and were of no further force and effect upon completion of the Merger. The aggregate amount of consideration paid by Merger Sub in connection with the acceptance of Shares in the Offer and the completion of the Merger, including to cash out the outstanding stock options and restricted stock units of CSRA and to fund amounts becoming due and payable under CSRA’s outstanding indebtedness, was approximately $9.76 billion. Such amount was financed by a combination of available cash on hand, an advance of $7.5 billion drawn under the 364-Day Credit Facility described in the Offer to Purchase and $2.0 billion from the proceeds of the sale of short-term promissory notes under the Company’s commercial paper program. In addition, approximately $450 million was paid to satisfy obligations under CSRA’s Second Amended and Restated Master Accounts Receivable Purchase Agreement (as amended).

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement and Amendment No. 1 thereto, which are referenced as Exhibits 2.1 and 2.2, respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 2.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated February 9, by and among the Company, CSRA and Merger Sub, incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K of the Company filed February 12, 2018.

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated March 20, 2018, by and among the Company, CSRA and Merger Sub, incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K of the Company filed on March 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL DYNAMICS CORPORATION

	by	/s/ Gregory S. Gallopoulos
Gregory S. Gallopoulos
Senior Vice President, General Counsel and Secretary

Dated: April 3, 2018		(Authorized Officer)

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